As filed with the Securities and Exchange Commission on September 29, 2000

                                               Registration No. 333-


                      SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                                FORM S-3
                          REGISTRATION STATEMENT
                                 UNDER
                        THE SECURITIES ACT OF 1933
                        URSUS TELECOM CORPORATION
     (Exact name of the Registrant as specified in its charter)

            Florida                            65-398306
(State or other jurisdiction of             (I.R.S. Employer
incorporation or organization)              Identification No)

     440 Sawgrass Corporate Parkway, Suite 112, Sunrise, Florida 33325
         (Address of principal executive offices)             (Zip Code)

     Registrant's telephone number, including area code:  (954) 846-7887

      Luca M. Giussani                   Copy to:
      Chief Executive Officer            John Klusaritz, Esq.
      URSUS TELECOM CORPORATION          Swidler, Berlin Shereff Friedman LLP
      440 Sawgrass Corporate Parkway     3000 K Street NW
      Suite 112                          Suite 300
      Sunrise, Florida 33325             Washington, DC 20007-5116
     (954) 846-7887                      (202) 424-7500

     (Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                     CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------
Title of        Amount to be     Proposed Maximum   Proposed        Amount
shares to be    Registered       Offering Price     Maximum           of
Registered                        Per Share (1)     Aggregate     Registration
                                                    Offering Price    Fee
------------------------------------------------------------------------------
Common Stock,
$.01 par value   149,053            $4.375           $652,106.88     $172.16
------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the common stock on the Nasdaq National Market on September 25, 2000.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                Subject to Completion, dated September 29, 2000

   PRELIMINARY PROSPECTUS   SUBJECT TO COMPLETION, DATED SEPTEMBER 29, 2000


                            149,053 SHARES

                      URSUS TELECOM CORPORATION

                             COMMON STOCK

This prospectus relates to the offer and sale of up to 149,053 shares of common stock $.01 par value per share from time to time by a holder of the Company's common stock. The selling shareholder identified on page 21 of this prospectus may offer and sell from time to time an aggregate of up to 149,053 shares of common stock.

We will not receive any proceeds from the sale to the public of the 149,053 shares of Ursus common stock by the selling shareholder.

The common stock is listed on the Nasdaq National Market under the symbol "UTCC." On September 25, 2000, the last reported sales price as reported by the Nasdaq National Market was $4.25 per share.

The information in this prospectus is not complete and may be changed. The selling shareholder may not sell the common stock covered by this prospectus until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell the common stock and it is not soliciting an offer to buy the common stock in any state where the offer or sale is not permitted.

Investing in the common stock involves a high degree of risk. Consider carefully the "Risk Factors" beginning on page 5.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


            The date of this prospectus is September     , 2000

                           URSUS TELECOM CORPORATION


                              TABLE OF CONTENTS



                                                                        Page
Where You Can Find More Information....................................  1

Summary of Ursus's Business............................................  2

Business Risks.........................................................  5

Recent Developments.................................................... 19

Special Note Regarding Forward-Looking Information....................  21

Use of Proceeds.......................................................  21

Selling Shareholder...................................................  21

Plan of Distribution..................................................  22

Legal Matters.........................................................  23

Experts...............................................................  23

Reports to Shareholders...............................................  23

Indemnification of Directors and Officers.............................  23

Glossary of Terms.....................................................  25

                  WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our reports, proxy statements and other information filed with the SEC are also available to the public from our web sites at www.ursustele.com or www.ursustel.net or at the SEC's web site at www.sec.gov.

     This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding Ursus and its common stock, including certain exhibits and schedules. You can get a copy of the registration statement from the sources listed above.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information.
We incorporate by reference the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling shareholders sell all of the shares:

     (1) Annual Report on Form 10-K for the year ended March 31, 2000 (File No. 333-46197);

     (2) Annual Report as Amended on Form 10-K/A for the year ended March 31, 2000 (File No. 333-46197);

     (3)  Quarterly Report on Form 10-Q for the three months ended June 30,
          2000;

     (4)  Current Report on Form 8-K dated August 19, 1999;

     (5)  Current Report on Form 8-K dated February 18, 2000;

     (6)  Current Report on Form 8-K dated June 21, 2000; and

     (7)  Current Report as Amended on Form 8-K/A dated August 15, 2000.


     You may request a copy of these and any future documents filed by Ursus, at no cost, by writing or telephoning us at the following address:

                        Ursus Telecom Corporation
                 440 Sawgrass Corporate Parkway, Suite 112
                        Sunrise, Florida  33325
                       Attn:  Investor Relations

                           (954) 846-7887

THIS PROSPECTUS IS PART OF A REGISTRATION STATEMENT WE FILED WITH THE SEC (REGISTRATION NO. 333-_____). YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY SUPPLEMENT. WE HAVE AUTHORIZED NO ONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THE SELLING SHAREHOLDERS WILL NOT MAKE AN OFFER OF THEIR SHARES OF URSUS COMMON STOCK IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

     FOR YOUR CONVENIENCE, TECHNICAL TERMS AND ACRONYMS WHEN FIRST USED IN THIS REGISTRATION STATEMENT ARE BOTH DEFINED WHEN FIRST USED AND DEFINED IN THE GLOSSARY COMMENCING ON PAGE 23.


                     SUMMARY OF URSUS'S BUSINESS

     We are a provider of international telecommunications services and offer a broad range of discounted international and enhanced telecommunication services, including United States originated long distance service, direct-dial international service, Internet telephony and voice over the Internet Protocol ("VOIP"), typically to small and medium-sized businesses and individuals. Our geographic coverage includes Europe, Asia Pacific, Central and South America, Africa, the Middle East and the United States. We intend to continue to capitalize on the increased demand for high-quality international telecommunications services resulting from the globalization of the world's economies and the worldwide trend toward telecommunications deregulation.

     We have recently expanded our reach into Latin America and Spain through the acquisition of Latin America Enterprises ('LAE') on June 1, 2000. LAE is a provider of international long distance telecommunication services, primarily through the sale of prepaid calling cards in airports, railroad stations and other highly visible locations in the United States, Latin America and Spain. The prepaid calling cards are distributed through manned kiosks and vending machines. LAE supports its marketing efforts through branch offices and affiliated companies located in 13 countries. LAE operates a switching facility in Miami, Florida. We anticipate that we will consolidate this facility into our Sunrise, Florida facility.

     We have expanded our high margin retail customer subscriber base by purchasing a customer base from a US based carrier on June 1, 2000. This purchase also gave the Company a point of presence in Los Angeles, California, Nigeria and Gibraltar.

     Our primary service is call reorigination; however, we are increasingly migrating calls to direct access using Internet Protocol ("IP") and other methods. We also provide service to other carriers and resellers. Our retail customer base, which includes corporations and individuals, is primarily located in South Africa, Latin America, the Middle East (Lebanon and Egypt), Germany and New Zealand. We operate a switched-based digital telecommunications network out of our primary switching hub located in Sunrise, Florida.

     We have also developed an e-commerce site known as theStream.com. Our goal for theStream.com is to become a leading communications portal on the Internet and a one-stop e-commerce shop for global telecommunications services. The site is running on an IBM RS/6000 server system, which incorporates a series of high quality and client-friendly service options such as PC to phone, phone to phone and other sophisticated web-centric applications. The site is anticipated to facilitate access to a host of value-added telecommunications products and services. We have completed the first two phases of the project and anticipate that a full marketing effort will begin in the near future. Currently the site is operating without strong marketing support, and, therefore, we have not generated significant revenues to date.

     We operate through a network of agents and resellers that allow to us remain adaptable to a changing competitive environment. Some of our agents use a proprietary agent support system developed and provided by us to provide marketing, customer support, billing and collections, in local language and time. We supply each of our agents with near real-time data for customer management, usage analysis and billing from our local and wide area network. Through our agent network, we are developing and maintaining close relationships with vendors of telephone systems such as Siemens, Plessey and Alcatel in key markets in order to promote our line of telecommunications services.

     In addition, we provide an array of basic and value added services to our customers, which include:

     -     long distance international telephone services
     -     direct dial access for corporate customers
     -     dedicated access via a leased line for high volume users
     -     calling cards
     -     abbreviated or speed dialing
     -     switched Internet services
     -     itemized and multicurrency billing
     -     follow me calling or call forwarding
     -     enhanced call management and reporting services
     -     Web Centric PC to phone services
     -     Web Centric phone to phone services

     We believe that our proprietary software system provides an efficient infrastructure for back room processing, gives us a strategic advantage over our competitors and will facilitate the rapid and economical consolidation of acquired competitors, if any. To remain competitive, we plan to do the following:

     -     Increase sales to existing customers
     - Expand the reach and distribution capabilities of our telephone service through our e-commerce web site, theStream.com.
     -     Provide wholesale services to other carriers
     -     Enter into selected acquisitions
     -     Expand the business generated by our existing agents
     - Expand our primary digital switching platform and network access "nodes" by using a hybrid network of Internet, Intranet and circuit-based facilities
                - A "node" is a specially configured multiplexer which provides the interface between the local public switched telephone network where the node is located and a switch. The local public switched telephone network can be accessed by the public through private dedicated lines, wireless systems and pay phones. A node collects and concentrates call traffic from its local area and transfers it to a switch via private line for call processing. Nodes permit us to extend our network into new geographic locations by accessing the local public switched telephone network without deploying a switch locally.
     - Enhance our capabilities as a "direct access" provider by locating switching platforms at network centers of major telecommunications providers, such as MCI WorldCom, Cable and Wireless and other carriers and by deploying smaller network access nodes in less populated service areas.
                - Direct access is a means of accessing a network through the use of a permanent point-to-point circuit typically leased from a facilities-based carrier. The advantages of direct access include (1) simplified premises-to-anywhere calling, (2) faster call set-up times and (3) potentially lower access and transmission costs, provided there is sufficient traffic over the circuit to generate economies of scale.
     - Exploit our market penetration and technological sophistication by using IP telephony technology, which processes data and/or voice transmission over the Internet and Intranet.
                      - IP telephony creates the opportunity to bypass the switched telephone network by using cost-effective packet switched networks such as private Intranets and/or the public Internet for the delivery of fax and voice communications.
     -     Use IP telephony technology concurrently with call reorigination.
     - Deploy IP telephony technology where feasible in order to create a hybrid network capable of carrying significant amounts of customer traffic on a low cost platform with a modest initial capital investment.

     We currently operate points of presence located in the US cities of New York, Los Angeles, and Sunrise, Florida, and in overseas locations in Germany, the Czech Republic, Argentina, Peru, South Africa, Greece, Gibraltar, Nigeria and Lebanon. Some of these points of presence are owned by us and others are leased. The points of presence are scaleable and flexible platforms designed for interconnection with our network and are built primarily using tier-1 IP telephony vendor equipment such as Nortel, VocalTec and Cisco. The scaleability of the points of presence permits us to quickly increase capacity in increments at relatively low cost, either for a geographic region or a customer. In addition, the point of presence architecture is flexible and designed to easily integrate and support new services.

Our interactive communications portal, theStream.com, acts as a single-source, on-line solution for our users and on-line marketing agents. Through theStream.com, our users can:

     - sign up for any of our services, including PC-to-phone and phone-to-phone
     - view a description of all of our services, including pricing information
     - download our software plug-in for our browser based PC-to-phone application
     - recharge their account, either by entering their credit card information or authorizing automatic recharging
     -     send a PC-to-phone call.
     -     check real-time billing and usage information
     - communicate by e-mail with a theStream.com customer service representative
     - view answers to frequently-asked questions through our interactive communications portal
     -     view a description of our on-line agent program

     -     sign up to serve as an on-line agent
     -     receive marketing tools to put on their own Web sites
     -     monitor their daily traffic and results
     -     view trends
     -     view commissions by promotions.

     TheStream.com is a fully integrated component of our global network, connected and interfaced on a real-time basis with our switches, routers, billing systems and other enterprise systems. Our customers are able to procure telecom and enhanced services in virtually every country throughout the world, view their account history and review their billing in a real-time environment.

     In summary, we intend to become a significant provider of international telecommunications services within emerging and deregulating markets. We plan to maximize our growth and profit potential by (1) leveraging our existing infrastructure and market penetration, (2) expanding our customer base, (3) growing our Global IP and wholesale carrier to carrier business and (4) capitalizing on marketing channels such as the Internet. We believe that we can gain strategic advantages while capitalizing on the opportunities presented by deregulation and technological advances in the global telecommunications industry by using our independent agent network, efficient back office systems and favorable relationships with U.S. and international telecommunications carriers.

                     FACTORS AFFECTING URSUS'S
           BUSINESS, OPERATING RESULTS, AND FINANCIAL CONDITION

     IN ADDITION TO OTHER INFORMATION IN THIS REGISTRATION STATEMENT AND INFORMATION INCORPORATED BY REFERENCE, THE FOLLOWING RISK FACTORS SHOULD BE CAREFULLY CONSIDERED IN EVALUATING URSUS AND OUR BUSINESS BECAUSE SUCH FACTORS CURRENTLY MAY HAVE A SIGNIFICANT IMPACT ON OUR BUSINESS, OPERATING RESULTS, AND FINANCIAL CONDITION. AS A RESULT OF THE RISK FACTORS SET FORTH BELOW AND ELSEWHERE IN THIS REGISTRATION STATEMENT, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN ANY FORWARD-LOOKING STATEMENTS.

                            BUSINESS RISKS

OUR BUSINESS DEPENDS SUBSTANTIALLY UPON INDEPENDENT EXCLUSIVE AND NON EXCLUSIVE AGENTS AND RESELLERS.

     We provide our services through a network of independent exclusive and non-exclusive agents, which market our services on a commission basis. Our international market penetration primarily reflects the marketing, sales and customer service activities of our agents. We enter into exclusive relationships with some of our agents. The success of our business within the exclusive territory largely depends on the effectiveness of the local agent in conducting its business. We also sell our services to a growing number of resellers, who sell our services on a wholesale basis either using our brand name or their own.

     As of March 31, 2000, we had approximately 205 active agents and 71 resellers operating throughout the world. Of our 276 agents and resellers, 5 were exclusive agents. The use of agents and resellers exposes us to significant risks. We depend on the continued viability and financial stability of these customers. For the year ended March 31, 2000 and 1999, four customers generated approximately 38.8% and 44% of our revenues, respectively. Our South African agent, which is our largest single agent, accounted for approximately 13.8% and 22% of our revenues during the years ended March 31, 2000 and 1999, respectively.

     Our continuing success depends in substantial part on our ability to recruit, maintain and motivate our agents. We are subject to competition in the recruiting of agents from other organizations that use agents to market their products and services. We could lose one or more significant agents in the future. Our business may be harmed if one or more of these agents suffered financial problems, terminated its relationship with us, or could not satisfy customers. We could be exposed to lost revenues, bad debt expense, lost customers, potential liability under contracts the agents commit us to perform, and damage to our reputation.

     Under certain local laws our exclusive arrangements with an agent might be difficult or expensive to terminate. We have entered into non-compete agreements with our agents which prohibit their competition with us during their engagement and for a period of time after termination. However, we cannot assure you that any particular non-compete agreement will be enforceable as a practical matter or under the applicable laws of the jurisdiction in which an agent operates.

INCREASED COMPETITION AND DEREGULATION MAY LEAD TO LOWER PROFITS MARGINS.

     Historically, we have derived a significant portion of our revenues by providing call reorigination services. We believe that our industry has reached a stage of development where the higher gross profit margins associated with our early stages have moved to more moderate gross profit margins. Deregulation and increased competition may cause the pricing advantage of call reorigination relative to conventional international long distance service to diminish and disappear in certain markets. Increased competition is likely to cause international rates to decrease.

     We may respond to the changing competitive environment by making certain pricing, service or marketing decisions or entering into acquisitions or strategic alliances. These actions could have a material adverse effect on our business, financial condition and results of operations. To maintain our customer base and attract new business we may have to offer direct access or IP telephony services to certain destinations at prices significantly below the current prices charged for call reorigination. In some markets, we may try to maintain our existing call reorigination customers and attract new customers through the use of direct access "call-through access methods," including IP telephony. Call-through access methods provide international long distance service through conventional long distance on "transparent" call origination.

     Our overall gross profit margins may fluctuate in the future based on (1) our mix of minutes sold to other carriers and international long distance services sold directly to end-user customers and (2) our percentage of calls using direct access and VOIP compared to call reorigination. As a result of the foregoing factors, we may experience materially adverse circumstances that could harm our business and reduce our common stock price.

FRAUD LOSS COULD MATERIALLY HARM OUR BUSINESS.

     The telecommunications industry has historically been exposed to fraud losses. We have implemented anti-fraud measures. In order to minimize losses relating to fraudulent practices, we: (1) enter into employment agreements with our employees, (2) limit and monitor access to our information systems and (3) monitor use of our services. A failure to control fraud could materially harm our business, financial condition and results of operations. Fraud has historically been a more significant problem for large providers of telecommunications services than it has for us, because our few employees and switching facilities are relatively easier to monitor than those of the large providers. We have recently seen an increase in fraud losses from individuals who have obtained authorization codes and credit card information illegally. We anticipate that this will continue to be a problem especially with our entrance into the Internet e-commerce market. We have been working closely with our third party credit card processors and our internal MIS staff in an attempt to limit our exposure. We cannot assure you that we will be successful in limiting our losses, which could have a material impact on our results of operations and cash flows.

WE MAY HAVE DIFFICULTY ENHANCING OUR SYSTEMS OR INTEGRATING NEW TECHNOLOGY INTO IT.

     We believe our information systems are sufficient for our current operations. However, our systems will require enhancements, replacements and additional investments to continue their effectiveness and enable us to manage an expanded Network. We may have difficulty enhancing our systems or integrating new technology into them. If we are unable to implement any required system enhancement, acquire new systems or integrate new technology in a timely and cost effective manner, it could have a material adverse effect on our business, financial condition and results of operations.

THE LOSS OF KEY PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS.

     We depend on the efforts of our senior officers and on our ability to hire and retain qualified management personnel. The loss of any key personnel could materially and adversely effect our business and our future prospects. We have entered into employment agreements with certain of our senior officers. We have obtained key person life insurance, of which we are the beneficiaries, on the lives of Messrs. Giussani and Chaskin in the amount of $2 million each. Our future success will depend on our ability to attract and retain key personnel to help us with the growth and development of our business.

FOREIGN EXCHANGE RATE RISKS THAT ARE NOT OFFSET COULD HARM OUR BUSINESS.

     We bill primarily in United States Dollars and are generally paid by customers outside of the United States either in United States Dollars or in local currency at predetermined exchange rates. Substantially all of the costs to develop and improve our operations have been, and will continue to be, denominated in United States Dollars. Both increases and decreases in the United States Dollar create risks for us that could harm our business. For example, if the United States Dollar appreciates relative to the local currency, our services will grow more expensive relative to our competitors, such as the ITOs, that use the local currency. Any depreciation of the value of the United States Dollar relative to the local currency increases the cost of our capital expenditures made in the local currency.

     Our focus on emerging markets increases the risks that currency fluctuations pose. Currency speculation and fluctuation could impact our operations in Latin America, South Africa, the Middle East or our other emerging markets. We monitor exposure to currency fluctuations, and may, as appropriate, use certain financial hedging instruments in the future. However, we cannot assure you that the use of financial hedging instruments will successfully offset exchange rate risks, or that such currency fluctuations will not harm our business and financial condition.

WE MAY NOT BE ABLE TO RAISE ADDITIONAL MONEY IF WE NEED IT.

     Based on our current business model, we are actively seeking new sources of equity or other financing to support our increased capital requirements due to the continued development of theStream.com, the ongoing development and migration to IP telephony and the expansion of our international airport's and seaport's points of presence. We anticipate that such funding is required in the near term and we cannot assure you that sufficient funding will occur in time to fulfill our current needs and sustain our business model. If there is any delay in obtaining this additional financing we will implement our contingency plans, which could include a reduction in personnel and other administrative expenses. Such contingency plans could affect our future growth. The amount of our future capital requirements will depend upon many factors, including performance of our business, the rate and manner in which it expands, staffing levels and customer growth, as well as other factors not within our control, including competitive conditions and regulatory or other government actions. If our plans or assumptions change or prove to be inaccurate or our future financings proves to be insufficient or unavailable to fund our growth and operations, then some or all of our development and expansion plans could be delayed or abandoned.

WE MAY FACE AN INCREASED RISK OF VIOLATING THE FOREIGN CORRUPT PRACTICES ACT AS WE FOCUS ON EMERGING MARKETS.

     We must comply with the Foreign Corrupt Practices Act ("FCPA"). The FCPA generally prohibits U.S. companies and their intermediaries from bribing foreign officials for the purpose of obtaining or keeping business. We may be exposed to liability under the FCPA as a result of past or future actions taken without our knowledge by agents, strategic partners or other intermediaries. Violations of the FCPA may also call into question the credibility and integrity of our financial reporting systems. Our focus on certain emerging markets may tend to increase this risk. Liability under the FCPA could have a material adverse effect on our business, financial condition and results of operation.

POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS COULD MATERIALLY IMPACT OUR STOCK PRICE.

     Our quarterly operating results have fluctuated and may continue to fluctuate due to various factors. These factors include the following:

     -     the timing of investments
     -     general economic conditions
     -     specific economic conditions in the telecommunications industry
     -     the effects of governmental regulation and regulatory changes
     -     user demands
     -     capital expenditures
     -     costs relating to the expansion of operations
     -     the introduction of new services by us or our competitors
     - the mix of services sold and the mix of channels through which our services are sold
     -     changes in prices charged by our competitors
     -     foreign exchange fluctuations

     Variations in our operating results could materially affect the price of our common stock.

OUR CONTROLLING SHAREHOLDERS CAN ELECT A MAJORITY OF THE MEMBERS OF THE BOARD OF DIRECTORS AND APPROVE FUNDAMENTAL CORPORATE TRANSACTIONS.

     A group of shareholders (the "Controlling Shareholders") beneficially own an aggregate of 66.3% of the outstanding shares of our common stock and 100% of our Series A Preferred Stock. The Controlling Shareholders can elect a majority of the board of directors and approve certain fundamental corporate transactions including mergers, consolidations and sales of assets. As long as the Controlling Shareholders hold the shares of Ursus, third parties cannot gain control of Ursus except through purchases of common stock beneficially owned or otherwise controlled by the Controlling Shareholders.

     Owners of the Series A Preferred Stock have the exclusive right to elect three (3) of the six (6) members of our board of directors, and one member less than a numerical majority of any expanded board of directors. The common stock votes cumulatively for the election of directors. Therefore, the Controlling Shareholders can elect at least one member of the board of directors so long as they control at least 33.3% of the outstanding common stock. A smaller percentage would be required if the size of our board of directors is expanded. Each of the Controlling Shareholders has advised us that their current intention is to continue to hold all of the shares of Series A Preferred Stock and substantially all of the common stock beneficially owned by them. However, we cannot guarantee that any of the

Controlling Shareholders will not decide to sell all or a portion of their holdings at some future date. We also cannot be certain that holders of common stock, will be allowed to participate in a transfer by any of the Controlling Shareholders of a controlling interest in the Ursus or will realize any premium with respect to shares of common stock.

WE INTEND TO PURSUE NEW STREAMS OF REVENUE, WHICH WE HAVE NOT ATTEMPTED TO GENERATE BEFORE AND WHICH MAY NOT BE PROFITABLE.

     We intend to pursue revenue from new Web-based opportunities, such as banner and other forms of Internet-based advertising, as well as revenue-sharing opportunities. We have not previously attempted to generate these types of revenues. We intend to devote significant capital and resources to create these new revenue streams and we cannot ensure that these investments will be profitable.

IF WE FAIL TO ESTABLISH AND MAINTAIN REVENUE SHARING AND OTHER RELATIONSHIPS OUR ABILITY TO INCREASE OUR SALES WOULD SUFFER.

     We currently have strategic relationships with a number of Portals and Internet service providers. We depend on these relationships to:

     -     distribute our products to potential customers
     -     increase usage of our services
     -     build brand awareness
     -     cooperatively market our products and services

     We believe that our success depends, in part, on our ability to develop and maintain strategic relationships with leading Internet companies and computer hardware and software companies, as well as key marketing distribution partners. In cases where our products and services are integrated into our strategic partners' product and service offerings, our ability to increase sales depends upon a timely release of these offerings.
If any of our strategic relationships are discontinued or if the release of these partners' products and services that integrate our products and services are delayed, sales of our products and services and our ability to maintain or increase our customer base may be substantially diminished.

WE MAY NOT BE ABLE TO SUCCEED IN THE INTENSELY COMPETITIVE MARKET FOR OUR SERVICES.

     The market for Internet voice, fax and other value-added services is extremely competitive and will likely become more competitive. IP and Internet telephony service providers, such as IBASIS, GRIC Communications and ITXC Corp., route traffic to destinations worldwide and compete directly with us. Also, Internet telephony service providers that focus on retail customers, such as Net2Phone and Delta Three, compete directly with us. In addition, major telecommunications carriers, such as AT&T, Deutsche Telekom, MCI WorldCom and Qwest Communications, have all entered or announced plans to enter the Internet telephony market. Many of these companies are larger than we are and have substantially greater managerial and financial resources than we do. Intense competition in our markets can be expected to continue to put downward pressure on prices and adversely affect our profitability. We offer no assurance that we will be able to compete successfully against our competitors and we may lose customers or fail to grow our business as a result of this competition.

     IF THE MARKET FOR INTERNET TELEPHONY, INCLUDING VOIP AND NEW SERVICES, DOES NOT DEVELOP AS WE HAVE PROJECTED, OR DEVELOPS MORE SLOWLY THAN PROJECTED, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS WILL BE MATERIALLY AND ADVERSELY AFFECTED.

     Our customers may be reluctant to use our services for a number of reasons, including:

     - perceptions that the quality of voice transmitted over the Internet is low
     -     perceptions that Internet telephony is unreliable
     - our inability to deliver traffic over the Internet with significant cost advantages

     The growth of our business depends on carriers and other communications service providers generating an increased volume of international voice and fax traffic and selecting our network to carry at least some of this traffic. If the volume of international voice and fax traffic fails to increase, or decreases, and these third-parties do not employ our network, our ability to become profitable will be materially and adversely affected.

IF OUR CUSTOMERS DO NOT PERCEIVE OUR SERVICE TO BE EFFECTIVE OR OF HIGH QUALITY, OUR BRAND AND NAME RECOGNITION WOULD SUFFER.

     We believe that establishing and maintaining a brand and name recognition is critical for attracting and expanding our targeted client base. We also believe that the importance of reputation and name recognition will increase as competition in our market increases. Promotion and enhancement of our name will depend on the effectiveness of our marketing and advertising efforts and on our success in continuing to provide high-quality products and services, neither of which can be assured. If our customers do not perceive our service to be effective or of high quality, our brand and name recognition would suffer.

POLITICAL, ECONOMIC AND LEGAL RISKS IN EMERGING MARKETS COULD MATERIALLY AND ADVERSELY EFFECT OUR OPERATIONS.

     Historically, we have derived significant amounts of our revenues from operations in emerging markets. Our business is subject to numerous risks and uncertainties, including political, economic and legal risk in these markets. These risks include:

     - unexpected changes in regulatory requirements and telecommunication standards
     -     tariffs, customs, duties and other trade barriers
     -     technology export and import restrictions or prohibitions
     -     delays from customs brokers or government agencies
     -     seasonal reductions in business activity
     -     difficulties in staffing and managing foreign operations
     -     problems in collecting accounts receivable
     - foreign exchange controls which restrict or prohibit repatriation of funds
     - potentially adverse tax consequences resulting from operating in multiple jurisdictions with different tax laws
     - the sensitivity of our revenues and cost of long distance services to changes in the ratios between outgoing and incoming traffic, and our ability to obtain international transmission facilities
     -     overall network security

     - regulatory requirements and impediments from airport and port authorities

     POLITICAL RISK

     The political systems of many of the emerging market countries in which we operate or plan to operate are slowly emerging from a legacy of totalitarian rule. Political conflict and, in some cases, civil unrest and ethnic strife may continue in some of these countries for a period of time. Many of the economies of these countries are weak, volatile and reliant on substantial foreign assistance. Expropriation of private businesses in such jurisdictions remains a possibility. Expropriation can occur by an outright taking or by confiscatory taxes or other policies. Our operations could be materially and adversely impacted by these factors. In addition to the uncertainty regarding our ability to generate revenue from foreign operations and expand our international presence, there are certain risks inherent in doing business on an international basis, including:

     -     changing regulatory requirements
     -     increased bad debt and fraud
     - legal uncertainty regarding liability, tariffs and other trade barriers
     -     political instability
     -     politically adverse tax consequences

     We cannot assure you that one or more of these factors will not materially adversely affect the growth of our business or our customer base.

     LEGAL RISK

     Legal systems in emerging market countries frequently have little or no experience with commercial transactions between private parties. The extent to which contractual and other obligations will be honored and enforced in emerging market countries is largely unknown. Accordingly, we cannot assure you that we can protect and enforce our rights in emerging market countries. If we cannot protect our rights, it may have a material adverse effect upon our operations. Additionally, we operate in uncertain regulatory environments. The laws and regulations applicable to our activities in emerging market countries are in general, new, in some cases, incomplete, and subject to arbitrary change. The local laws and regulations may not become stable in the future and any changes could harm our business, financial condition or results of operations.

WE FACE COMPETITORS WITH GREATER RESOURCES IN MARKETS WITH LOW BARRIERS TO
ENTRY.

     Many current or potential competitors have substantially greater financial, marketing and other resources than us. If our competitors devote significant additional resources to targeting our customer base in our geographic markets, then our business, financial condition and results of operations could be harmed.

     We anticipate that the markets in which we operate or plan to operate will continue to deregulate. Competitors with greater resources than us could enter these markets and acquire our customers. We may have to (1) reduce our prices to maintain our customer base, (2) increase our investments in telecommunications infrastructure and (3) increase marketing expenditures to address the increased competition. Competition could increase our operating costs in these markets and adversely impact our business.

     We offer or intend to offer new services or services that have previously been provided only by the incumbent telecommunications operators ("ITOs") in certain geographic areas. The ITO is the dominant carrier and is often government owned or protected. We may be unable to react to any significant international long distance rate reductions imposed by ITOs to counter external competitive threats. We may also be unable to increase our traffic volume or reduce our operating costs sufficiently to offset any resulting rate decreases. This may negatively impact our business and profitability.

     Our other competition and potential competition includes:

     - various independent providers and prepaid phone card distributors similar to us in size and resources
     -     major international carriers and their global alliances
     -     cable television companies
     -     wireless telephone companies
     -     Internet access providers
     -     large-end users which have dedicated circuits or private networks

We cannot assure you that we will be able to compete successfully against new or existing competitors. See "Increased competition and deregulation may lead to lower profits."

RAPID CHANGES IN TECHNOLOGY AND CUSTOMER REQUIREMENTS COULD PLACE US AT A COMPETITIVE DISADVANTAGE.

     Rapid and significant technological advancements and introductions of new technological products and services characterize our industry. As new technologies develop, we may be placed at a competitive disadvantage. Competitive pressures may force us to implement new technologies at substantial cost. In addition, competitors may implement new technologies before we do or provide enhanced services at more competitive costs. We may not be able to implement technologies on a timely basis or at an acceptable cost. One or more of the technologies we currently use or implement in the future, may not be preferred by customers or may become obsolete. If we cannot (1) respond to competitive pressures, (2) implement new technologies on a timely basis, or (3) offer new or enhanced services, then our business, financial condition and results of operations could be harmed. See "Increased competition and deregulation may lead to lower profits," and "We face competitors with greater resources in markets with low barriers to entry."

A NETWORK FAILURE THAT INTERRUPTS OPERATIONS COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

     Our success largely depends upon our ability to deliver high quality, uninterrupted telecommunication services. We must protect our software and hardware from loss and damage. A systems or hardware failure that interrupts our operations could have a material adverse effect on our business. We currently operate our primary switching facility in Sunrise, Florida.
Physical damage to the switch facility could not be remedied by using other facilities in a different location. This could have a material adverse effect on our operations.

     Our success also depends on our ability to handle a large number of simultaneous calls, which our systems may not be able to accommodate. We expect the volume of simultaneous calls to increase significantly as we expand our operations. Our network hardware and software may not be able to accommodate this additional volume. If we fail to maintain an appropriate level of operating performance, or if our service is disrupted, our reputation could be hurt and we could lose customers.

     If we expand and call traffic grows as expected, there will be increased stress on our hardware, circuit capacity and traffic management systems. Our operations also require us to successfully expand and integrate new and emerging technologies and equipment. This may also increase the risk of a systems or hardware failure and result in further strains. We cannot guarantee that system failures will not occur. We attempt to mitigate customer inconvenience in the event of a system disruption by routing traffic to other circuits and switches which may be owned by other carriers. We also maintain insurance in commercially reasonable amounts. However, significant or prolonged system failures, or difficulties for customers in accessing and maintaining connection would result in uninsurable damage. Damage may include: harm to our reputation, attrition of customers and financial loss.

OUR EXPOSURE TO CREDIT RISK AND BAD DEBTS WILL INCREASE AS WE GROW.

     As we expand our business and move into new territories our exposure to credit risk will increase. Many of the foreign countries that we operate in do not have established credit bureaus. This makes it more difficult to determine the creditworthiness of potential customers and agents. Under our exclusive agency arrangements, the agent is responsible for analyzing the creditworthiness of the customer and assuming the credit risk. We believe that this has minimized our direct credit risk in the past, and, therefore, our bad debt expenses have historically been low. However, as we continue to place less reliance on these exclusive arrangements, our risk to bad debt losses will grow. In certain circumstances, we have supported our agency relationships by bearing some credit losses. We cannot assure you that our bad debt expense will not rise significantly above current levels. Our experience indicates that a certain portion of past due receivables will never be collected and that bad debt is a necessary cost of conducting business in the telecommunications industry.

OUR ABILITY TO MANAGE AND RESPOND TO GROWTH WILL BE CRITICAL FOR SUCCESS.

     We have experienced significant growth in the past. Our ability to manage and respond to growth will be critical to our success. Interruptions of or a decline in the quality of our services because of expansion difficulties or an inability to effectively manage expanding operations could materially harm our business. We plan to grow by expanding our service offerings in deregulating markets in Africa, the Middle East, Latin America and targeted areas of Asia and Europe. We anticipate that future growth will depend on a number of factors, including (1) the effective and timely development of customer relationships, (2) the ability to enter new markets and expand in existing markets, and (3) the recruitment, motivation and retention of qualified agents and the establishment of strategic alliances or agreements with carriers and revenue share agreements relating to the marketing initiative of theStream.com. Our continued growth requires greater management, operational and financial resources.

     As we grow, we may have difficulty accurately forecasting our telecommunications traffic. Inaccurate forecasts may cause us to:

     - make investments in insufficient or excessive transmission facilities
     -     incur disproportionate fixed expenses

     - force us to route excessive overflow traffic to other carriers where the quality of services may not be commensurate with the transmission quality we provide

     We cannot assure you that we can add services or expand our geographic markets. Existing regulatory barriers to our current or future operations may not be reduced or eliminated. Even if we add services or expand into new markets, our administrative, operational, infrastructure and financial resources and systems may not sustain our growth and success. See "Rapid changes in technology and customer requirements could place us at a competitive disadvantage."

EXPANSION BY ACQUISITIONS, STRATEGIC ALLIANCES AND OTHER BUSINESS COMBINATIONS COULD ADVERSELY IMPACT OUR OPERATING RESULTS.

     We may acquire businesses and technologies that complement or augment our existing businesses, services and technologies. Integrating any newly acquired businesses or technologies could be expensive and time-consuming. We may not be able to integrate any acquired business successfully. Moreover, we may need to raise additional funds through public or private debt or equity financing to acquire any businesses, which could dilute the value of shares already issued or result in the incurrence of additional indebtedness. We may not be able to operate acquired businesses profitably or otherwise implement our growth strategy successfully. In addition, we may face the following risks with any business combination:

     - the difficulty of identifying appropriate acquisition candidates or partners
     - the difficulty of assimilating the operations of the respective entities
     -     the potential disruption of our ongoing business
     - possible costs associated with the development and integration of such operations
     - the potential inability to maximize our financial and strategic position by successfully incorporating licensed or acquired technology into our service offerings
     - the failure to maintain uniform standards, controls, procedures and policies
     - the impairment of relationships with employees, customers and agents as a result of changes in management
     - higher customer attrition with respect to customers obtained through acquisitions
     -     diversion of management resources
     - difficulty in obtaining any required regulatory approvals and licensing
     -     increased foreign exchange risk
     -     risks associated with entering new markets

     Additionally, business combinations may not:

     -     result in increased sales or an expanded customer base
     -     give us a presence in new territories
     -     allow us to effectively penetrate our target markets

     We may not be successful in overcoming these risks or any other problems encountered with business combinations. This could have a material adverse effect on our operating results.

TERMINATION OF CARRIER SERVICE AGREEMENTS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     We obtain most of our transmission capacity under volume-based resale arrangements with facilities-based and other carriers, including ITOs. Two carriers provide the majority of our transmission capacity. Under these arrangements, we are subject to the risk of unanticipated price fluctuations, service restrictions and cancellations. With the exception of the Bahamas, Lebanon and Argentina, we have not experienced sudden or unanticipated price fluctuations, service restrictions or cancellations. We believe that our relationships with our carriers are generally satisfactory. However, the deterioration or termination of our arrangements, or our inability to enter into new arrangements with one or more carriers, could have a material adverse effect upon our cost structure, service quality, network coverage, results of operations and financial condition.

WE RELY ON UNPATENTED TECHNOLOGY TO MAINTAIN OUR COMPETITIVE POSITION.

     We rely on unpatented proprietary know-how and continuing technological advancements to maintain our competitive position. A failure to protect our rights to unpatented trade secrets and know-how could negatively impact our business. We have entered into confidentiality and invention agreements with certain of our employees and consultants. However, we cannot assure you that the agreements will be honored or that we will be able to effectively protect our rights to our unpatented trade secrets and know-how. We cannot assure you that our competitors will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how.

GOVERNMENT REGULATION, ENFORCEMENT AND INTERPRETATION OF TELECOMMUNICATION LAWS AND REGULATIONS IS UNPREDICTABLE AND SUBJECT TO CHANGE.

     Our business may be harmed if we do not obtain or retain the necessary governmental approvals for our services and transmission methods. Regulatory compliance problems could adversely impact our business. Our interstate and international facilities-based and resale services are regulated by the Federal Communications Commission ("FCC"). Regulations promulgated by the FCC could change. In addition, the international telecommunications industry is subject to international treaties and agreements, and to laws and regulations that vary from country to country. Enforcement and interpretation of these laws and regulations can be unpredictable and are often subject to informal views of government officials and ministries in each country. In some cases, government officials and ministries may be influenced by ITOs.

     We may be presented with the following potential risks and problems:

     - In some countries, we may need government approval to provide international telecommunications service that will compete with state-authorized carriers
     - Our operations may be affected by increased regulatory requirements in a foreign jurisdiction
     - Transit agreements or arrangements may be affected by laws or regulations in either the transited or terminating foreign jurisdiction
     - Future regulatory, judicial, legislative or political changes could prohibit us from offering services
     - Regulators or third parties could raise material questions about our compliance with applicable laws or regulations

     We have pursued, and expect to continue to pursue, a strategy of providing our services to the maximum extent we believe to be permissible under applicable laws and regulations. To the extent that the interpretation or enforcement of applicable laws and regulations is uncertain or unclear, our aggressive strategy may result in our (1) providing services or using transmission methods that are found to violate local laws or regulations or
(2) failing to obtain required approvals in violation of local laws and regulations. If we believe we will be subject to enforcement actions by the FCC or the local authority, we will seek to modify our operations or discontinue operations to comply with laws and regulations. However, even if violations are corrected, we may be subject to fines, penalties or other sanctions. If our interpretation of applicable laws and regulations proves incorrect, we could lose, or be unable to obtain, regulatory approvals necessary to provide certain of our services or to use certain of our transmission methods. We could also have substantial monetary fines and penalties imposed against us.

WE ALSO FACE THE FOLLOWING SPECIFIC REGULATORY RISKS:

     RESTRICTION OF CALL REORIGINATION BY CERTAIN COUNTRIES MAY PREVENT US FROM PROVIDING SERVICES.

     Some countries restrict or prohibit call reorigination. A substantial number of countries have prohibited certain forms of call reorigination. These prohibitions have caused us to stop providing call reorigination services in the Bahamas and may require us to do so in other jurisdictions in the future. As of December 1, 1999, reports had been filed with the ITU stating that the laws of 100 countries prohibit call reorigination.

     If a foreign jurisdiction expressly prohibits call reorigination using uncompleted call signaling, and has attempted but failed to enforce its laws against U.S. service providers, the FCC may require U.S. carriers to stop providing call reorigination services. In extreme circumstances, the FCC may revoke the U.S. carrier's authorization. To date, the FCC has ordered carriers to cease providing call reorigination using uncompleted call signaling to customers in the Philippines. Except as discussed in this Registration Statement, we have not been notified by any regulator or government agency that we are not in compliance with applicable regulations.

     THE PROVISION OF CALL ORIGINATION IN SOUTH AFRICA WITHOUT A LICENSE MAY VIOLATE THE TELECOMMUNICATIONS ACT OF 1996.

     For the fiscal year ended March 31, 2000, South Africa comprised our most significant single market and accounted for approximately 13.8% of our total revenues. In South Africa, our agent's provision of certain call reorigination services may be subject to the Telecommunications Act of 1996 (the "SA Telecommunications Act") and the Post Office Act of 1958. The SA Telecommunications Act permits a party, who is issued a telecommunications license, to provide services other than public switched services. We believe that our agent may provide call reorigination services to customers in South Africa without a license. However, the telecommunications regulator in South Africa ("SATRA") has ruled that the provision of call reorigination services to customers in South Africa without a license violates the SA Telecommunications Act. Several entities, including our agent, filed a lawsuit to stay and reverse SATRA's ruling on the basis that SATRA lacks the authority to issue such a ruling and that the SA Telecommunications Act does not prohibit the provision of call reorigination services. SATRA has agreed not to prosecute any person in the call reorigination industry unless the South African courts rule that it may. It is anticipated that final adjudication of this lawsuit could take up to four or five years. If our agent is found to be providing telecommunications service without a required license, it could be subject to (1) fines, (2) termination of its call reorigination service to customers in South Africa and (3) possible denial of license applications to provide services. We cannot guarantee that the courts in South Africa will not rule that call reorigination is illegal, or that the South African legislature will not promulgate an explicit prohibition on call reorigination. Any adverse legal action could harm our business.

     THE FCC MAY LIMIT REFILING.

     The FCC is currently considering a 1995 request (the "1995 Request") to limit or prohibit the practice where a carrier routes traffic originating from Country A and destined for Country B through its facilities in Country C. The FCC has permitted third country calling where all countries involved consent to the routing arrangements. This is called "transiting." Under certain arrangements referred to as "refiling," the carrier in Country B does not consent to receiving traffic from Country A and does not realize the traffic it receives from Country C is originating from Country A. While our revenues attributable to refiling arrangements are minimal, refiling may constitute more of our operations in the future. The FCC has not stated whether refiling arrangements are inconsistent with U.S. or International Telecommunications Union ("ITU") regulations. If the FCC determines that refiling violates U.S. and/or international law, it could negatively impact our future operations.

     WE COULD FACE PENALTIES IF WE VIOLATE THE FCC'S INTERNATIONAL SETTLEMENTS POLICY.

     We are required to conduct our facilities-based international business in compliance with the FCC's international settlements policy (the "ISP"). The ISP establishes the permissible arrangements for facilities-based carriers that are based in the U.S. and their foreign counterparts for the termination of traffic over each respective network. Although not yet effective, the FCC recently adopted new rules that remove the ISP for arrangements between U.S. carriers and non-dominant foreign carriers (i.e., foreign carriers that lack market power). In addition, the FCC removed the ISP for arrangements with any carrier (dominant or non-dominant) to certain competitive routes, where settlement rates are at least 25 percent below the FCC's applicable benchmark settlement rates. These routes currently include Canada, the United Kingdom, Sweden, Germany, Hong Kong, the Netherlands, Denmark and Norway. Certain confidential filing requirements still apply to dominant carrier arrangements. Several of our arrangements with foreign carriers are subject to the ISP. The FCC could take the view that one or more of these arrangements do not comply with the existing ISP rules. A traffic arrangement that does not comply with the ISP may need FCC approval. If the FCC, on its own initiative or in response to a challenge filed by a third party, determines that our foreign carrier arrangements do not comply with FCC rules, it may (1) issue a cease and desist order, (2) impose fines or (3) in extreme circumstances, revoke or suspend our FCC authorizations. This could have a material adverse effect on our business, financial condition and results of operations.

     WE COULD FACE PENALTIES IF WE VIOLATE THE FCC'S TARIFF REQUIREMENTS FOR INTERNATIONAL LONG DISTANCE SERVICES.

     We are required to file with the FCC a tariff containing the rates, terms and conditions for our international telecommunications services. We are also required to file with the FCC any agreements with customers that have rates, terms, or conditions that are different from our tariff. The FCC or a third party could bring an action against us if we (1) charge rates other than those set forth our tariff or a customer agreement filed with the FCC, (2) violate our tariff or filed customer agreement or (3) fail to file with the FCC carrier-to-carrier agreements. Any actions could result in fines, judgments or penalties and could have a material adverse impact on our business, financial condition and results of operation.

     RECENT AND POTENTIAL FCC ACTIONS MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     Regulatory action that has been and may be taken in the future by the FCC may enhance the intense competition faced by Ursus. The FCC has established lower ceilings for the rates that U.S. carriers will pay foreign carriers for the termination of international services. The FCC also recently changed its rules to implement a World Trade Organization agreement, which in part allows U.S. carriers to accept certain exclusive arrangements with certain foreign carriers. The implementation of these changes could have a material adverse effect on our business, financial condition and results of operations.

     WE COULD FACE PENALTIES IF WE VIOLATE U.S. DOMESTIC LONG DISTANCE SERVICE REGULATIONS.

     Our ability to provide domestic long distance service in the United States is regulated by the FCC and state Public Service Commissions ("PSCs"). The FCC and PSCs regulate interstate and intrastate rates, respectively, ownership of transmission facilities, and the terms and conditions under which our domestic U.S. services are provided. In general, neither the FCC nor the relevant state PSCs exercise direct oversight over prices charged for our services or our profit levels. However, either or both may do so in the future. Federal and state law and regulations require that we file tariffs listing the rates, terms and conditions of services provided. Accordingly, the following three factors could have a material adverse effect on our business financial condition and results of operation:

     - any failure to maintain proper federal and state tariffs or certifications
     -     any failure to file required reports
     -     any difficulties or delays in obtaining required authorizations

     The FCC also imposes some requirements for marketing of telephone services and for obtaining customer authorization for changes in the customer's primary long distance carrier. If these requirements are not met, we may be subject to fines and penalties.

POSSIBLE FCC REGULATIONS MAY PUT US AT A COST DISADVANTAGE.

     Long distance carriers, such as Ursus, may have to purchase access services from local exchange carriers ("LECs") to originate and terminate calls in connection with their services. Access charges represent a significant portion of our cost of U.S. domestic long distance services. Generally, access charges are regulated by the FCC for interstate services and by PSCs for intrastate services. The FCC is reviewing its regulation of LEC access charges to better account for increasing levels of local competition. If these proposed rate structures are adopted, we could be placed at a significant cost disadvantage compared to larger competitors.

     The FCC has also adopted certain measures to implement the 1996 Telecommunications Act that will impose new regulatory requirements. One requirement is the contribution of some portion of telecommunications revenues to a universal service fund designated to fund affordable telephone service for consumers, schools, libraries and rural healthcare providers. These contributions became payable beginning in 1998 for all interexchange carriers but not for providers of solely international services. We are a provider of international services and are therefore, generally not subject to the contribution requirements. However, some of our business is subject to the contribution requirements at a rate of approximately $10,000 per month.

     The FCC issued an order on October 9, 1997, concluding that interexchange carriers must compensate payphone owners at a rate of $.284 per call for all calls using their payphones. On January 28, 1999, the U.S. Court of Appeals for the D.C. Circuit agreed with the ruling, but reduced the rate to $.24 per call. As this ruling applies only to domestic payphones, our costs are not significant. However, this cost could increase as our customer base expands.

     FCC APPROVAL FOR TRANSFERS OF CONTROL COULD DELAY OR PREVENT CHARGES OF CONTROL.

     The FCC and certain state agencies must approve assignments and transfers of control. An assignment is a transaction in which an authorization is moved from one entity to another. A transfer of control is a transaction in which the authorization remains held by the same entity, but there is a change in the entities that control the authorized carrier. The approval requirements may delay, prevent or deter a change in control or an acquisition of another company. The FCC also imposes certain restrictions on U.S.-licensed telecommunications companies that are affiliated with foreign telecommunications carriers. The FCC could restrict our ability to provide service on certain international routes if we (1) become controlled by or under common control with a foreign telecommunications carrier or (2) obtain a greater than 25% interest in or control over a foreign telecommunications carrier.

ACTIONS BY BATELCO BLOCK OUR ABILITY TO SERVICE BAHAMIAN CUSTOMERS.

     We entered into an operating agreement with the Bahamas Telephone Company ("Batelco") to provide international telecommunications services to customers in the Bahamas. In the past, Batelco has taken several actions designed to block our ability to offer services to customers in the Bahamas. We believe Batelco's actions violate the terms of our operating agreement and are inconsistent with U.S. policy. For the fiscal year ended March 31, 2000 and 1999, we derived approximately 2.9% of our revenues from services we provided in the Bahamas.

RISKS ASSOCIATED WITH THE YEAR 2000.

     As a result of completing our Year 2000 readiness project prior to December 31, 2000 we were able to avoid any significant problems that may have resulted due to the impact of the Year 2000. These problems, which were widely reported in the media, could have caused malfunctions in certain software and databases that use date sensitive processing relating to the Year 2000 and beyond. To date we are not aware of the occurrence of any significant Year 2000 problem.

     We did not incur any significant costs in completing our Year 2000 readiness project. No significant costs are expected as we continue to monitor our systems for any undiscovered Year 2000 problems.

      RISKS RELATED TO THE INTERNET AND INTERNET TELEPHONY INDUSTRY

IF THE INTERNET DOES NOT CONTINUE TO GROW AS A MEDIUM FOR VOICE AND FAX COMMUNICATIONS, OUR BUSINESS WILL SUFFER.

     The technology that allows voice and fax communications over the Internet, and the delivery of other value-added services, is still in its early stages of development. Historically, the sound quality of calls placed over the Internet was poor. As the Internet telephony industry has grown, sound quality has improved, but the technology requires further refinement. Additionally, as a result of the Internet's capacity constraints, callers could experience delays, errors in transmissions or other interruptions in service. Transmitting telephone calls over the Internet must also be accepted as an alternative to traditional voice and fax service by communications service providers. Because the Internet telephony market is new and evolving, predicting the size of this market and its growth rate is difficult. If our market fails to develop, then we will be unable to grow our customer base and our results of operations will be adversely affected.

IF THE INTERNET INFRASTRUCTURE IS NOT ADEQUATELY MAINTAINED, WE MAY BE UNABLE TO MAINTAIN THE QUALITY OF OUR SERVICES AND PROVIDE THEM IN A TIMELY AND CONSISTENT MANNER.

     Our future success will depend upon the maintenance of the Internet infrastructure, including a reliable network backbone with the necessary speed, data capacity and security for providing reliability and timely Internet access and services. To the extent that the Internet continues to experience increased numbers of users, frequency of use or bandwidth requirements, the Internet may become congested and be unable to support the demands placed on it and its performance. The reliability of the Internet may also decline thereby and impair our ability to complete calls using the Internet at consistently high quality. The Internet has experienced a variety of outages and other delays as a result of failures of portions of its infrastructure or otherwise. Any future outages or delays could adversely affect our ability to complete calls. Moreover, critical issues concerning the commercial use of the Internet, including security, cost, ease of use and access, intellectual property ownership and other legal liability issues, remain unresolved and could materially and adversely affect both the growth of Internet usage generally and our business in particular.

WE CANNOT BE CERTAIN THAT OUR ABILITY TO PROVIDE OUR COMMUNICATIONS SERVICES USING THE INTERNET WILL NOT BE ADVERSELY AFFECTED BY COMPUTER VANDALISM.

     Recently, computer vandals have caused certain leading Internet sites to shut down temporarily and have materially affected the performance of the Internet during key business hours by bombarding targeted sites with numerous false requests for data. While we do not operate any websites like those recently affected, we do rely on the Internet to deliver our international communications services. If the overall performance of the Internet is seriously harmed by such website attacks or other acts of computer vandalism and fraud, our ability to deliver our communication services over the Internet could be adversely impacted and we may have to increase the amount of traffic we have to carry over alternative networks, including the more costly public-switched telephone network. In addition, traditional business interruption insurance may not cover losses we could incur because of any such disruption of the Internet. While some insurers are beginning to offer insurance products purporting to cover these losses, we do not maintain any such insurance at this time.

INTERNATIONAL GOVERNMENTAL REGULATION AND LEGAL UNCERTAINTIES COULD LIMIT OUR ABILITY TO PROVIDE OUR SERVICES OR MAKE THEM MORE EXPENSIVE.

     The regulatory treatment of Internet telephony outside of the United States varies widely from country to country. A number of countries currently prohibit or limit competition in the provision of traditional voice telephony services. Some countries prohibit, limit or regulate how companies provide Internet telephony. Some countries have indicated they will evaluate proposed Internet telephony service on a case-by-case basis and determine whether to regulate it as a voice service or as another telecommunications service, and in doing so potentially impose settlement rates on Internet telephony providers. Finally, many countries have not yet addressed Internet telephony in their legislation or regulations. Increased regulation of the Internet and/or Internet telephony providers, or the prohibition of Internet telephony in one or more countries, could limit our ability to provide our services or make them more expensive.

     In addition, as we make our services available in foreign countries, such countries may claim that we are required to qualify to do business in that particular country, that we are otherwise subject to regulation, including requirements to obtain authorization, or that we are prohibited in all cases from conducting our business in that foreign country. Our failure to qualify as a foreign corporation in a jurisdiction in which we are required to do so or to comply with foreign laws and regulations could seriously restrict our ability to provide services in such jurisdiction, or limit our ability to enforce contracts in that jurisdiction. We cannot assure you that our agents are currently in compliance with any such requirements or that they will be able to continue to comply with any such requirements. The failure of our agents to comply with applicable laws and regulations could prevent us from being able to conduct business with them. Additionally, it is possible that laws may be applied by the United States and/or other countries to transport services provided over the Internet, including laws governing:

     -     sales and other taxes
     -     user privacy
     -     pricing controls
     -     characteristics and quality of products and services
     -     consumer protection
     - cross-border commerce, including laws that would impose tariffs, duties and other import restrictions
     -     copyright, trademark and patent infringement
     - claims based on the nature and content of Internet materials, including defamation, negligence and the failure to meet necessary obligations

      If foreign governments or other bodies begin to regulate or prohibit Internet telephony, this regulation could have a material adverse effect on our ability to attain or maintain profitability.

THE TELECOMMUNICATIONS INDUSTRY IS SUBJECT TO DOMESTIC GOVERNMENTAL REGULATION AND LEGAL UNCERTAINTIES WHICH COULD PREVENT US FROM EXECUTING OUR BUSINESS PLAN.

     While the FCC has tentatively decided that information service providers, including Internet telephony providers, are not telecommunications carriers for regulatory purposes, various companies have challenged that decision. Congress is not completely satisfied with the conclusions of the FCC and the FCC could impose greater or lesser regulation on our industry. The FCC is currently considering, for example, whether to impose surcharges or other regulations upon certain providers of Internet telephony, primarily those which provide Internet telephony services to end-users located within the United States.

     Aspects of our operations may be, or become, subject to state or federal regulations governing universal service funding, disclosure of confidential communications, copyright and excise taxes. We cannot assure you that government agencies will not increasingly regulate Internet-related services. Increased regulation of the Internet may slow its growth. This regulation may also negatively impact the cost of doing business over the Internet and materially adversely affect our ability to attain or maintain profitability.

                         RECENT DEVELOPMENTS

     On February 10, 2000, as part of the Private Placement, Ursus entered into a purchase agreement to sell 615,115 shares of our common stock for $7 million to an institutional group of investors. The net proceeds to us after deducting expenses was approximately $6.6 million. We also granted the investors 279,998 five year warrants to buy common stock at $15.3956 per share. Ursus has provided the investors with certain anti-dilution protections for a maximum of 30 months with respect to the shares sold and warrants issued. However, except for the warrants, the anti-dilution protection period will end on the completion of a firm commitment underwritten primary public offering of stock during calendar year 2000. Under the terms of the anti-dilution clause, the investors would receive a share price adjustment in the event of a subsequent issuance of common stock at a price which is less than the price they paid. Existing employee stock options, warrants and certain other future issuances as defined in the purchase agreement would be excluded from the anti-dilution adjustment.

     In connection with the Private Placement, Ursus entered into a registration rights agreement with the investors, which provides for the registration of the common stock and the common stock underlying the warrants with the SEC. The registration statement became effective on April 14, 2000.

     On June 1, 2000, we acquired the retail customer base and certain assets of a United States based carrier for 298,105 shares of the our Common Stock which had a fair value of approximately $1.9 Million on the date of the acquisition. We are amortizing the customer base over the estimated run-off period of the customers, not to exceed five years.

     We have also acquired a switch and other equipment from the seller for approximately $95,000 in cash and 33,000 shares of the Ursus' common stock valued at $271,920 based on the closing price of our common stock on June 1, 2000. These assets are being depreciated over their remaining estimated useful lives in accordance with the Ursus' depreciation policy.

     In connection with the transaction Ursus will pay contingent consideration on the excess of the average billed amounts to the acquired customer base during the months of September, October, and November 2000 over the June billed amount, if any. We have the option to pay the contingent consideration in either cash or stock by December 31, 2000.

     On June 13, 2000, pursuant to a Stock Purchase Agreement and Merger Agreement (collectively, the "Agreements") dated as of June 1, 2000, the Company, through a subsidiary, acquired Latin American Enterprises ("LAE") and purchased all the issued and outstanding common stock of various affiliated companies. LAE is a provider of international long distance telecommunication services, primarily through the sale of prepaid calling cards in airports and other highly visible locations in the United States, Latin America and Spain. The prepaid calling cards are distributed through manned kiosks and vending machines. LAE supports its marketing efforts through branch offices and affiliated companies located in 13 countries. LAE operates a switching facility in Miami, Florida. Pursuant to the Agreements, the shareholders of LAE and the affiliated companies received aggregate consideration of 450,000 shares of Ursus's common stock together with $65,000 in cash and warrants to purchase an additional 200,000 shares of our common stock at a price of $15.50 per share. Based upon the closing price of the our common stock on June 1, 2000 and the fair market value of the other consideration given, the aggregate consideration is valued at approximately $4.0 million.

EMPLOYEES

     As of August31, 2000 we had 122 full-time employees in the United States. None of our employees are covered by a collective bargaining agreement. We believe that our relationship with our employees is satisfactory.

TRADEMARKS

     We have traditionally relied upon the common law protection of our trade name afforded under various local laws, including the United States. However, we intend to file for trademark protection of the Ursus name in the United States. It is possible that prior registration and/or uses of the mark or a confusingly similar mark may exist in one or more of such countries, in which case the we may be precluded from registering and/or using the Ursus mark and/or logo in such countries.

ITEM 2.     PROPERTIES.
------      ----------

     We currently occupy approximately 11,990 square feet of office space in Sunrise, Florida, which serves as our principal executive office and 6,000 square feet of office space in Clearwater, Florida, which we assumed upon our acquisition of Access. With our acquisition of LAE we have assumed 5497 square feet of office and warehouse space in Miami. The leases have total annual rental obligations of approximately $380,000. The lease in Sunrise expires on April 30, 2003. The lease in Clearwater expires March 31, 2001. The lease in Miami expires in May, 2004. We believe that our office space is adequate for our current purposes.

ITEM 3.     LEGAL PROCEEDINGS.
------      -----------------

     Access is involved as plaintiff and defendant in a legal action, as described below, which is incident to its business. Our management does not believe that this action will have a material impact on our financial condition.

     In February 1998, Access filed an action against Edwin Alley, d/b/a Phone Anywhere ("Alley") in the United States District Court for the Middle District of Florida claiming that Alley, a former sales agent for Access, breached his sales agreement with Access, wrongfully diverted customers and business to Access's competitors, misappropriated Access's trade secrets, breached fiduciary duties and other duties owed to Access and engaged in unfair competition. Access sought compensatory damages, injunctive relief and a declaratory judgment. Alley denied the material allegations in Access's complaint and asserted a counterclaim in which he claimed breach of contract by and unjust enrichment of Access on account of Access's solicitation of customers located by Alley and to which Alley claimed contractual rights.

     Subsequent to the filing of the federal court action, Alley commenced a parallel proceeding in the Circuit Court of the Sixth Judicial Circuit, Pinellas County, Florida. In that action Alley asserted essentially the same claims and sought the same relief as in his federal counterclaim. Access, as defendant, counterclaimed in the Pinellas County proceeding, asserting the same claims as in its federal complaint. The Pinellas County proceeding was stayed pending resolution of the federal action. Shortly before trial in the federal action, the District Court determined that it lacked jurisdiction to hear the action and dismissed the federal court proceeding. The stay was thereupon lifted in the Pinellas County proceeding and the parties have advised the court of their intention to file cross-motions for summary judgment against one another.

             SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     THIS REGISTRATION STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS MADE WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED ("THE "ACT") AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). WORDS SUCH AS "MAY," "WILL," "CONTINUE," "PROJECT," "ANTICIPATES," "EXPECTS," "INTENDS," "PLANS," "BELIEVES," "SEEKS," "ESTIMATES," AND SIMILAR EXPRESSIONS IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND ARE SUBJECT TO KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES. THESE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES COULD CAUSE ACTUAL RESULTS, LEVELS OF ACTIVITY, PERFORMANCE, ACHIEVEMENTS AND PROSPECTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR FORECASTED. YOU SHOULD NOT RELY ON THESE FORWARD-LOOKING STATEMENTS, WHICH REFLECT ONLY OUR OPINION AS OF THE DATE OF THIS REGISTRATION STATEMENT. WE DO NOT ASSUME ANY OBLIGATION TO REVISE FORWARD-LOOKING STATEMENTS. YOU SHOULD ALSO CAREFULLY REVIEW THE RISK FACTORS SET FORTH IN OTHER REPORTS OR DOCUMENTS WE FILE FROM TIME TO TIME WITH THE SEC, PARTICULARLY OUR ANNUAL REPORT ON FORM 10-K, THE QUARTERLY REPORTS ON FORM 10-Q AND CURRENT REPORTS ON FORM 8-K.


                               USE OF PROCEEDS

     We will not receive any proceeds from the sale to the public of the 149,053 shares of Ursus common stock by the selling shareholder.


                             SELLING SHAREHOLDER

     We issued 331,105 shares of common stock to the selling shareholder, listed in the table below. We are registering the 149,053 shares of common stock to permit the selling shareholder to resell the common stock when they deem appropriate and to permit the selling shareholders' pledgees, donees, transferees or other successors-in-interest that receive their common stock or warrants from a selling shareholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the common stock when they deem appropriate.

     The 331,105 shares of common stock were issued to Justice Holding Corporation in connection with an Asset Purchase Agreement dated June 1, 2000. Of the 331,105 shares of common stock, 298,105 shares represented the consideration for the customer base and 33,000 shares were issued in exchange for certain switch equipment. We have agreed to register 50% of the customer base consideration or a total of 149,053 shares. After the completion of this offering, the selling shareholder will retain 182,052 shares of common stock, which amounts to 2.196% of Ursus' common stock.

     The selling shareholder is in no way associated with us. The following table sets forth the name of the selling shareholder, the number of shares of our common stock owned by the selling shareholder as of September 15, 2000, the number of shares that may be offered under this Prospectus. The number of shares in the column "Number of Shares Offered by this Prospectus" represent all of the shares that the selling shareholder may offer under this prospectus. We currently have no agreements with the selling shareholder regarding the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling shareholder named below.

                                 Number of Shares       Number of Shares
Name of Selling Shareholder (1)   Currently Owned  Offered by this Prospectus
-------------------------------   ---------------  ---------------------------
Justice Holding Corporation          331,105               149,053

-------------------
(1) To the best of our knowledge, the selling shareholder named in the table above has sole voting and investment power with respect to all shares shown as beneficially owned by such selling shareholder.

                             PLAN OF DISTRIBUTION

     The common stock will be offered and sold by the present or any subsequent shareholder from time to time in the over-the-counter market, in negotiated transactions, or by a combination of these methods, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. A selling shareholder may elect to engage a broker or dealer to effect sales in one or more of the following transactions: (a) block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,
(b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus, (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers, (d) pro rata distributions as part of the liquidation and winding up of the affairs of the shareholder, (e) privately negotiated transactions and (f) exchange distributions and/or secondary distributions in accordance with the rules of the Nasdaq. In effecting sales, brokers and dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from shareholders in amounts to be negotiated (and, if such broker-dealer acts as agent for the purchaser of such shares, from such purchaser). Broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such selling shareholder.

     Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such shares commissions as described above. The selling shareholder may also pledge such shares to banks, brokers or other financial institutions as security for margin loans or other financial accommodations that may be extended to such selling shareholders, and any such bank, broker or other institution may similarly offer, sell and effect transactions in such shares.

     The selling shareholder may from time to time deliver all or a portion of the shares to cover a short sale or sales upon the exercise, settlement, or closing of a call equivalent position or a put equivalent position.The selling shareholder may sell all or any portion of the shares in reliance upon Rule 144 under the Securities Act. Shares not sold pursuant to the Registration Statement of which this prospectus is a part may be subject to certain restrictions under the Securities Act and could be sold, if at all, only pursuant to Rule 144 or another exemption from the registration requirements of the Securities Act. In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of shares which does not exceed the greater of one percent of our outstanding shares of common stock or the average weekly reported trading volume of our common stock during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares by a person who is not an affiliate of Ursus and who has satisfied a two-year holding period without any volume limitation. Therefore, both during and after the effectiveness of the Registration Statement, sales of the shares may be made by the selling shareholder pursuant to Rule 144.

     The selling shareholder and any broker-dealers or agents that participate with the selling shareholder in sales of shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Ursus will pay all expenses incident to the sale of the common stock to the public other than underwriting discounts and selling commissions.

                              LEGAL MATTERS

     Swidler Berlin Shereff Friedman LLP, located in Washington, D.C. has passed upon certain legal matters regarding the common stock for Ursus.


                                EXPERTS

     The consolidated financial statements of Ursus Telecom Corporation appearing in Ursus Telecom Corporation's Annual Report (Form 10-K) for the year ended March31, 2000 have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


                           REPORTS TO SHAREHOLDERS

     We plan to furnish our shareholders with annual reports containing audited financial statements and a report thereon by independent certified public accountants and with quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information.


                 INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

     The Registrant's Articles of Incorporation indemnifies, to the fullest extent permitted by the Law of the State of Florida, the directors of the Registrant.

     Every person (and the heirs, executors and administrators of such person) who is or was a director, officer, employee or agent of the Corporation or of any other company, including another corporation, partnership, joint venture, trust or other enterprise on which such person serves or served at the request of the Corporation shall be indemnified by the Corporation against all judgments, payments in settlement (whether or not approved by court), fines, penalties and other reasonable costs and expenses (including attorneys' fees and costs) imposed upon or incurred by such person in connection with or resulting from any action, suit, proceeding, investigation or claim, civil, criminal, administrative, legislative or other (including any criminal action, suit or proceeding in which such person enters a plea of guilty or nolo contendere or its equivalent), or any appeal relating thereto which is brought or threatened either by or in the right of the Corporation or such other company (herein called a "Derivative Action") or by any other person, governmental authority or instrumentality (herein called a "Third-Party Action") and in which such person is made a party or is otherwise involved by reason of his being or having been such director, officer, employee or agent or by reason of any action or omission or alleged action or omission by such person in his capacity as such director, officer, employee or agent if either
(i)such person is wholly successful, on the merits or otherwise, in defending such derivative or third-party action or (ii)in the judgment of a court of competent jurisdiction or, in the absence of such a determination, in the judgment of a majority of a quorum of the Board of Directors (which quorum shall not include any director who is a party to or is otherwise involved in such action), or, in the absence of such a disinterested quorum, in the opinion of independent legal counsel (iii)in the case of a Derivative Action, such person acted without negligence or misconduct in the performance of his duty to the Corporation or such other company or (iv)in the case of a Third-Party Action, such person acted in good faith in what he reasonably believed to be the best interests of the Corporation or such other company, and in addition, in any criminal action, had no reasonable cause to believe that his action was unlawful; provided that, in the case of a Derivative Action, such indemnification shall not be made in respect of any payment to the Corporation or such other company or any shareholder thereof in satisfaction of judgment or in settlement unless either (x) a court of competent jurisdiction has approved such settlement, if any, and the reimbursement of such payment or (y) if the court in which such action has been instituted lacks jurisdiction to grant such approval or such action is settled before the institution of judicial proceedings, in the opinion of independent legal counsel the applicable standard of conduct specified hereinbefore has been met, such action was without substantial merit, such settlement was in the best interests of the Corporation or such other company and the reimbursement of such payment is permissible under applicable law. In case such person is successful on the merits or otherwise in defending part of such action, or in the judgment of such a court or such quorum of the Board of Directors or in the opinion of such counsel has met the applicable standard of conduct specified in the preceding sentence with respect to part of such action, he (she) shall be indemnified by the Corporation against the judgments, settlements, payments, fines, penalties, and other costs and expenses attributable to such part of such action.

     The foregoing rights of indemnification shall be in addition to any rights which any such director, officer, employee or agent may otherwise be entitled any agreement or vote of shareholders or at law or in equity or otherwise.

     In any case in which, in the judgment of a majority of such a disinterested quorum of the Board of Directors, any such director, officer or employee will be entitled to indemnification under the foregoing provisions of this Article, such amounts as they deem necessary to cover the reasonable costs and expenses incurred by such person in connection with the action, suit, proceeding, investigation or claim prior to final disposition thereof may be advanced to such person upon receipt of an undertaking by or on behalf of such person to repay such amounts if it is ultimately determined that he
(she) is not so entitled to indemnification.

     The amendment or repeal of, or adoption of any provision inconsistent with, this indemnification provision will require the affirmative vote of the holders of at least 66 2/3% of the common stock and all series of voting Preferred Stock, voting together as a single class. Any amendment or repeal of, or adoption of any provision inconsistent with, this indemnification provision will not adversely affect any right or protection existing hereunder prior to such amendment, repeal, or adoption.

                            GLOSSARY OF TERMS

     ACCOUNTING OR SETTLEMENT RATE-The per minute rate negotiated between carriers in different countries for termination of international long distance traffic in, and return traffic to, the carriers' respective countries.

     CALL REORIGINATION (ALSO KNOWN AS "CALLBACK")-A form of dial up access that allows a user to access a telecommunications company's network by placing a telephone call, hanging up, and waiting for an automated call reorigination. The call reorigination then provides the user with a dial tone which enables the user to initiate and complete a call.

     CALL-THROUGH-The provision of international long distance service through conventional long distance or "transparent" call reorigination.

     DIRECT ACCESS-A means of accessing a network through the use of a permanent point-to-point circuit typically leased from a facilities-based carrier. The advantages of direct access include simplified premises-to-anywhere calling, faster call set-up times and potentially lower access and transmission costs (provided there is sufficient traffic over the circuit to generate economies of scale).

     DIAL UP ACCESS-A form of service whereby access to a network is obtained by dialing an international toll-free number or a local access number.

     FACILITIES-BASED CARRIER-A carrier which transmits a significant portion of its traffic over owned transmission facilities.

     FCPA-Foreign Corrupt Practices Act.

     INTERNET PROTOCOL (IP)-A class of product that uses data and/or voice transmission over the Internet/Intranet.

     ISP-INTERNATIONAL SETTLEMENTS POLICY - The ISP establishes the permissible arrangements between facilities-based carriers based in the U.S. and their foreign counterparts for terminating each other's traffic over their respective networks.

     ITO (INCUMBENT TELECOMMUNICATIONS OPERATOR)-The dominant carrier or carriers in each country, often, but not always, government-owned or protected (alternatively referred to as the Postal, Telephone and Telegraph Company, or PTT).

     ITU-INTERNATIONAL TELECOMMUNICATIONS UNION - International
Telecommunications Association headquartered in Geneva, Switzerland.

     LEC (LOCAL EXCHANGE CARRIER)-Companies from which Ursus and other long distance providers must purchase "access services" to originate and terminate calls in the U.S.

     LOCAL EXCHANGE-A geographic area determined by the appropriate regulatory authority in which calls generally are transmitted without toll charges to the calling or called party.

     NODE-A specially configured multiplexer which provides the interface between the local PSTN where the node is located and a switch. A node collects and concentrates call traffic from its local area and transfers it to a switch via private line for call processing. Nodes permit a carrier to extend its network into new geographic locations by accessing the local PSTN without requiring the deployment of a switch.

     OPERATING AGREEMENTS-An agreement that provides for the exchange of international long distance traffic between correspondent international long distance providers that own facilities in different countries. These agreements provide for the termination of traffic in, and return traffic from, the international long distance providers' respective countries at a negotiated "accounting rate." Under a traditional operating agreement, the international long distance provider that originates more traffic compensates the corresponding long distance provider in the other country by paying an amount determined by multiplying the net traffic imbalance by the latter's share of the accounting rate.

     PSCs - Public Service Commissions.

     PRIVATE LINE - A dedicated telecommunications connection between end user locations.

     PUBLIC SWITCHED TELEPHONE NETWORK-A telephone network which is accessible by the public through private lines, wireless systems and pay phones.

     REFILE - Traffic originating from one country (original country) and destined to another country (receiving country) is routed through a third country without the knowledge of the receiving country. The receiving country has only identified the third country and assumes the traffic originated from the third country only.

     RESALE - Resale by a provider of telecommunications services of services sold to it by other providers or carriers on a wholesale basis.

     SEC-The Securities and Exchange Commission.

     SWITCHING - A process which uses interconnecting circuits to form a transmission path.

     TRANSIT-Traffic originating from one country and destined to another country is routed through a third country with the full knowledge and consent of all countries and carriers concerned.

     TRANSPARENT CALL REORIGINATION - Technical innovations have enabled telecommunications carriers to offer a "transparent" form of call reorigination where the call is automatically and swiftly processed by a programmed switch without the usual "hang up" and "callback."

     WEB CENTRIC - The process by which software programs run in the Internet browser as opposed to running on the individual's local personal computers.

                          149,053 SHARES

                    URSUS TELECOM CORPORATION

                          COMMON STOCK

                             -------

                            PROSPECTUS

                             -------


                        September 29, 2000

                                  PART II


              INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The Registrant estimates that expenses payable by it in connection with the offering described in this Registration Statement will be approximately as follows:


       Legal fees and expenses                  $5,000.00
       Accounting fees and expenses              5,000.00
       SEC registration fee                        172.16
       Miscellaneous                             1,000.00
                                               -----------
       Total                                   $11,172.16

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Filed herewith in Ursus Telecom Corporation's Form S-3 Registration Statement, as filed with the Securities and Exchange Commission on September 29, 2000, and incorporated herein by reference.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT INDEX

Exhibit
Number

 3.1      -     Articles of Incorporation of the Company
 3.2      -     Form of Amended and Restated Articles of Incorporation of the
                Company
 3.3      -     Bylaws of the Company
 3.4      -     Form of Amended and Restated Bylaws of Company
 4.1      -     Specimen of Certificate for Common Stock
 5.1*     -     Opinion of Swidler Berlin Shereff Friedman, LLP
10.1*     -     Asset Purchase Agreement dated June 1, 2000 by and between
                Ursus Telecom Corporation and Justice Telecom Corporation
                dated as of June 1, 2000
23.1*     -     Consent of Ernst & Young LLP
23.2      -     Consent of Swidler Berlin Shereff Friedman, LLP.  (Included
                in Exhibit 5.1)
24.1*     -     Power of Attorney.
-----------------
       Previously filed as an exhibit to the Company's Registration Statement on Form S-1 (File No. 333-46197) and incorporated herein by reference.
 *     Filed herewith.

Item 17.  Undertakings.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunrise, State of Florida, on this 29th day of September, 2000.
                                   URSUS TELECOM CORPORATION


                                   By: /s/ Luca M. Giussani
                                      -----------------------------
                                           Luca M. Giussani
                                           Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Luca M. Giussani, as his attorney-in-fact, with full power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE                              TITLE                    DATE

/s/ Luca M. Giussani          Chief Executive Officer,      September 29, 2000
-------------------------     and Director
    Luca M. Giussani          (principal executive officer)

/s/ Jeffrey R. Chaskin        President, Chief Operating    September 29, 2000
-------------------------     Officer and Director
Jeffrey R. Chaskin

/s/ Johannes S. Seefried      Chief Financial Officer,      September 26, 2000
--------------------------    and Director
Johannes S. Seefried

/s/ Kenneth L. Garrett
--------------------------    Director                      September 28, 2000
Kenneth L. Garrett

/s/ Steven L. Relis           Chief Accounting Officer      September 29, 2000
--------------------------
    Steven L. Relis